Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on (i) Form S-8 (File No. 333-71068) effective October 5, 2001, and (ii) Form S-8 (File No. 333-132944) effective April 3, 2006, of Proginet Corporation of our report dated October 2, 2008, relating to the financial statements which appear in this Annual report on Form 10-KSB.

BDO SEIDMAN, LLP

Melville, New York
October 2, 2008